EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			18-012

Date: April 23, 2018	Contact:	Erik Staffeldt
Senior Vice President & CFO

Helix Reports First Quarter 2018 Results

HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) reported a net loss of $2.6 million, or $(0.02) per diluted share, for the first quarter of 2018 compared to a net loss of $16.4 million, or $(0.11) per diluted share, for the same period in 2017 and net income of $50.6 million, or $0.34 per diluted share, for the fourth quarter of 2017. Net income in the fourth quarter of 2017 includes a non-cash benefit of approximately $51.6 million, or $0.35 per diluted share, related to the U.S. tax law changes enacted in December 2017.

Helix reported Adjusted EBITDA1 of $27.6 million for the first quarter of 2018 compared to $14.6 million for the first quarter of 2017 and $32.4 million for the fourth quarter of 2017. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	3/31/2018	3/31/2017	12/31/2017

Revenues	$164,262	$104,528	$163,266

Gross Profit (Loss)	$12,983	$(825)	$23,483
	8%	-1%	14%

Net Income (Loss)	$(2,550)	$(16,415)	$50,580

Diluted Earnings (Loss) Per Share	$(0.02)	$(0.11)	$0.34

Adjusted EBITDA [1]	$27,576	$14,622	$32,415

Cash and cash equivalents	$273,985	$537,726	$266,592

Cash flow from operating activities	$41,046	$28,849	$20,315

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our first quarter 2018 results reflect strong operational execution by our team. In the GOM, we successfully introduced the 15K IRS system to the market, and the Q5000, Q4000, and Grand Canyon II were on contract for substantially all of the quarter. Our results in Brazil improved, reflecting the first full quarter of operations for the Siem Helix 2 and continued strong performance for the Siem Helix 1. In the North Sea, we maintained tight cost control measures until seasonal activity picked up in March. We will continue to focus on operational execution and maximizing our financial performance.”

1 Adjusted EBITDA is a non-GAAP measure. See reconciliation below.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	3/31/2018	3/31/2017	12/31/2017
Revenues:
Well Intervention	$129,569	$74,621	$107,122
Robotics	27,169	21,968	50,677
Production Facilities	16,321	16,375	16,387
Intercompany Eliminations	(8,797)	(8,436)	(10,920)
Total	$164,262	$104,528	$163,266

Income (Loss) from Operations:
Well Intervention	$13,877	$1,418	$15,377
Robotics	(14,317)	(16,306)	(4,976)
Production Facilities	7,359	6,924	7,448
Corporate / Other	(8,256)	(9,962)	(11,334)
Intercompany Eliminations	221	221	243
Total	$(1,116)	$(17,705)	$6,758

Business Segment Results

•
Well Intervention revenues increased $22.4 million, or 21%, in the first quarter of 2018 from the fourth quarter of 2017 primarily due to a full quarter of Siem Helix 2 operations for Petrobras, full utilization of the Q4000, improved utilization of our 10K intervention riser system (“IRS”) rental unit and commencement of our 15K IRS rental unit, offset in part by lower utilization of our North Sea vessels and the Q5000 as compared to the fourth quarter of 2017. Overall, although Well Intervention vessel utilization decreased slightly to 73% in the first quarter of 2018 from 74% in the fourth quarter of 2017, revenues increased in the first quarter of 2018 as total utilized vessel days increased by 38 days compared to the fourth quarter of 2017, primarily due to the commencement of operations on the Siem Helix 2 in mid-December 2017.
The first quarter of 2018 experienced the typical seasonal slowdown in the North Sea. Vessel utilization in the first quarter of 2018 decreased to 31% from 55% in the fourth quarter of 2017. The Well Enhancer utilization decreased to 34% in the first quarter of 2018 from 51% in the fourth quarter of 2017. The Seawell utilization decreased to 28% in the first quarter of 2018 from 60% in the fourth quarter of 2017. Both vessels were operational beginning in early March and were working at the end of the quarter.
Vessel utilization in the Gulf of Mexico in the first quarter of 2018 increased to 93% from 83% in the fourth quarter of 2017. The Q4000 was fully utilized in the first quarter of 2018 compared to 66% utilization in the fourth quarter of 2017. The Q5000 utilization decreased to 87% in the first quarter of 2018 from 100% in the fourth quarter of 2017 due to unscheduled downtime. The 15K IRS rental unit commenced operations in January 2018 and was 86% utilized during the quarter. The 10K IRS rental unit was fully utilized during the quarter compared to 29% utilization in the fourth quarter of 2017.
The Siem Helix 1 was utilized 99% in the first quarter of 2018 compared to 98% in the fourth quarter of 2017. The Siem Helix 2 commenced operations in mid-December 2017 and was utilized 88% in the first quarter of 2018, with monthly utilization improvements during the quarter.

•
Robotics revenues decreased 46% in the first quarter of 2018 from the fourth quarter of 2017. The decrease was driven primarily by normal reductions in activity in the North Sea during the winter months. Chartered vessel utilization decreased to 56%, including 42 spot vessel days, in the first quarter of 2018 from 85%, including 99 spot vessel days, in the fourth quarter of 2017. ROV asset utilization decreased to 30% in the first quarter of 2018 from 41% in the fourth quarter of 2017.

Other Expenses

•
Selling, general and administrative expenses were $14.1 million, or 8.6% of revenue, in the first quarter of 2018 compared to $16.7 million, or 10.2% of revenue, in the fourth quarter of 2017. The decrease was primarily attributable to decreased costs associated with our long-term incentive compensation plans.

•
Net interest expense increased to $3.9 million in the first quarter of 2018 from $3.3 million in the fourth quarter of 2017 primarily due to decreased capitalized interest as a result of the completion of the Siem Helix 2 in mid-December 2017.

•	We recorded a $1.1 million loss primarily associated with the acceleration of debt issuance costs related to a partial early prepayment of $61 million of our Term Loan.

•
Other income was $0.9 million in the first quarter of 2018 compared to other expense of $0.8 million in the fourth quarter of 2017. The change was primarily driven by foreign currency transaction gains as well as unrealized gains from our foreign currency exchange contracts that are not designated as hedges. Offsetting these gains was a $1.1 million loss related to the write-down of a note receivable.

Financial Condition and Liquidity

•
In March 2018 we issued $125 million of Convertible Senior Notes due 2023 (2023 Notes). We used the proceeds to fund the required repurchase of $59.3 million of our Convertible Senior Notes due 2032 (2032 Notes). We are redeeming the remaining 2032 Notes of $0.8 million in the second quarter of 2018. The remaining proceeds from the 2023 Notes’ issuance were used to prepay $61 million of our Term Loan.

•
Cash and cash equivalents at March 31, 2018 were approximately $274 million. Consolidated long-term debt decreased to $467 million at March 31, 2018 from $496 million at December 31, 2017. Consolidated net debt at March 31, 2018 was $193 million. Net debt to book capitalization at March 31, 2018 was 11%. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliation below.)

•
Capital additions (including capitalized interest and dry dock costs) totaled $17 million in the first quarter of 2018 compared to $95 million in the fourth quarter of 2017 and $63 million in the first quarter of 2017. Our capital additions in the fourth quarter of 2017 included a $69 million installment payment to the shipyard for the Q7000.

•
Operating cash flow increased to $41 million in the first quarter of 2018 compared to $20 million in the fourth quarter of 2017 primarily due to improvements in working capital. Operating cash flow increased by $12 million year over year due primarily to lower operating loss in the first quarter of 2018. Free cash flow was $20 million in the first quarter of 2018 compared to $(80) million in the fourth quarter of 2017 due to higher operating cash flow and reduced capital expenditures following the $69 million Q7000 shipyard payment in December 2017. Free cash flow increased $39 million year over year due to higher operating cash flow in the first quarter of 2018 and reduced capital expenditures associated with the Siem Helix 1 and Siem Helix 2 vessels, which were completed during 2017.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its first quarter 2018 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for Tuesday, April 24, 2018 at 9:00 a.m. Central Time, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 1-800-786-6596 for persons in the United States and 1-212-231-2919 for international participants. The passcode is “Staffeldt”. A replay of the conference call will be available under “Investor Relations” by selecting the “Audio Archives” link from the same page beginning approximately two hours after the completion of the conference call.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flow from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com/company/helix-energy-solutions-group).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2018	2017
	(unaudited)

Net revenues	$164,262	$104,528
Cost of sales	151,279	105,353
Gross profit (loss)	12,983	(825)
Loss on disposition of assets, net	—	(39)
Selling, general and administrative expenses	(14,099)	(16,841)
Loss from operations	(1,116)	(17,705)
Equity in losses of investment	(136)	(152)
Net interest expense	(3,896)	(5,226)
Loss on extinguishment of long-term debt	(1,105)	—
Other income (expense), net	925	(535)
Other income - oil and gas	2,865	2,602
Loss before income taxes	(2,463)	(21,016)
Income tax provision (benefit)	87	(4,601)
Net loss	$(2,550)	$(16,415)

Loss per share of common stock:
Basic	$(0.02)	$(0.11)
Diluted	$(0.02)	$(0.11)

Weighted average common shares outstanding:
Basic	146,653	143,244
Diluted	146,653	143,244

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	(in thousands)	Mar. 31, 2018	Dec. 31, 2017
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and cash equivalents (1)	$273,985	$266,592	Accounts payable	$71,722	$81,299
Accounts receivable, net	121,309	143,283	Accrued liabilities	64,396	71,680
Other current assets	46,236	41,768	Income tax payable	—	2,799
Total Current Assets	441,530	451,643	Current maturities of long-term debt (1)	46,492	109,861
			Total Current Liabilities	182,610	265,639

			Long-term debt (1)	420,878	385,766
			Deferred tax liabilities	108,546	103,349
Property & equipment, net	1,802,226	1,805,989	Other non-current liabilities	38,096	40,690
Other assets, net	95,392	105,205	Shareholders' equity (1)	1,589,018	1,567,393
Total Assets	$2,339,148	$2,362,837	Total Liabilities & Equity	$2,339,148	$2,362,837

(1)
Net debt to book capitalization - 11% at March 31, 2018. Calculated as net debt (total long-term debt less cash and cash equivalents - $193,385) divided by the sum of net debt and shareholders' equity ($1,782,403).

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

Earnings Release:

	Three Months Ended
	3/31/2018	3/31/2017	12/31/2017
	(in thousands)
Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(2,550)	$(16,415)	$50,580
Adjustments:
Income tax provision (benefit)	87	(4,601)	(49,307)
Net interest expense	3,896	5,226	3,298
Loss on extinguishment of long-term debt	1,105	—	—
Other (income) expense, net	(925)	535	815
Depreciation and amortization	27,782	30,858	26,075
Non-cash losses on equity investment	—	—	1,800
EBITDA	29,395	15,603	33,261
Adjustments:
Loss on disposition of assets, net	—	39	—
Realized losses from foreign exchange contracts not designated as hedging instruments	(690)	(1,020)	(846)
Other than temporary loss on note receivable	(1,129)	—	—
Adjusted EBITDA	$27,576	$14,622	$32,415

Free Cash Flow:
Cash flow from operating activities	$41,046	$28,849	$20,315
Less: Capital expenditures, net of proceeds from sale of assets	(21,214)	(48,000)	(99,699)
Free cash flow	$19,832	$(19,151)	$(79,384)

We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investment are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss from on note receivable, which are excluded from EBITDA as a component of net other income or expense. We define free cash flow as cash flow from operating activities less capital expenditures, net of proceeds from sale of assets. We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.